BOGEN COMMUNICATIONS INTERNATIONAL, INC., 1st QUARTER NET INCOME INCREASED 41%

            PREFERRED SHAREHOLDERS ELECT CONVERSION TO COMMON SHARES

Ramsey, NJ, May 20, 1998 - Bogen Communication International, Inc. (AMEX: BGN) ("Bogen") today announced results for its first quarter ended March 31, 1998.

Net income increased by 41% to $457,000 from $325,000 in the same period in 1997. Bogen's revenue for the first quarter was $11,432,000 compared to $11,508,000 for the same quarter in 1997. Bogen's net income was reduced by the 9% per annum dividend payable to its Preferred shareholders, a non-cash amount of $450,000, leaving $7,000 of net income available to Common shareholders.

The Company also announced today that all holders of its Preferred shares have notified the Company of their election to convert the Preferred shares into Common shares effective July 1, 1998. The semi-annual dividend payment due on the Preferred shares for the period ending June 30, 1998, which the Board of Directors has elected to pay-in-kind rather than in cash, will therefore be paid in the number of Common shares into which such dividend shares would have been converted. The convertible Preferred shares were issued in November, 1997, in order to finance Bogen's repurchase of 64% of its shares from its prior majority shareholders and were sold for $20,000,000 to a group of investors, including, among others, Metropolitan Capital and Bedford Falls Investors LP.

Bogen's CEO, Jonathan Guss, commented "The conversion of the Preferred shares simplifies our capital structure in a way that wasn't possible last November, eliminates the preferred dividend, and avoids the tremendous expense and diversion of managerial effort which would be required to raise the additional capital necessary for redemption of the Preferred shares. It represents a great vote of confidence in the Company's prospects on the part of our Preferred shareholders. To underscore the benefit, note that in this quarter $450,000 of our $457,000 in after-tax income must be set aside for the preferred dividend. While this is a non-cash charge, it still has the effect of reducing both Bogen's reported first quarter basic and diluted EPS for common shareholders to zero. Because of the conversion, there will only be one more dividend charge of $450,000 recorded in the next quarter, after which the dividend ceases."

Bogen's President, Michael P. Fleischer, discussed the financial results, saying, "We are pleased with the healthy upward trend in Bogen's profitability. Speech Design continued its rapid revenue growth in DM terms, although the top line effect was muted by the strengthening dollar. I find it encouraging to note that Bogen's overall profit gain was achieved on essentially flat revenues (after making currency adjustments for our European operations). While margins remain a focal point for Bogen, and, indeed, the gross margin has climbed modestly, we will continue to emphasize actions aimed at resuming revenue growth in our core U.S. markets."

Bogen Communications International, Inc., based in Ramsey, New Jersey, and in Munich, Germany, develops, manufactures, and markets telecommunications peripherals and sound processing equipment. Bogen's products are sold to commercial, industrial, professional and institutional customers worldwide.

Except for historical information contained herein, the statements made in this release constitute forward-looking statements that involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including potential acquisitions and divestitures, and other risks detailed from time to time in Bogen's reports on file at the Securities and Exchange Commission, including Bogen's Form 10-K for the fiscal year ended December 31, 1997, and Bogen's Form 10-Q for the fiscal quarter ended March 31, 1998.

Bogen(R) is a registered trademark of Bogen Communications, Inc. and Speech Design(R) is a registered trademark of Bogen Communications international, Inc. Copyright 1998, All Rights Reserved, Bogen Communications, Inc.

Contact:

    Bogen Communications International Inc.
    Yoav M. Cohen
    Senior Vice President, CFO
    201-934-8500 ext. 1261
    or
    Jonathan Guss
    CEO
    201-934-8500 ext. 1214


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